P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
July 21, 2020		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO) declared a quarterly cash dividend of $0.34 per common share on July 20, 2020, payable on August 17, 2020, to shareholders of record on August 3, 2020.
This dividend represents a payout of approximately $6.8 million. Based on the closing stock price of Peoples’ common shares of $20.12 on July 17, 2020, the quarterly dividend produces an annualized yield of 6.76%.
Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples has $5.0 billion in total assets and 89 locations, including 77 full-service bank branches in Ohio, Kentucky and West Virginia. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies.

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